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                                                                    EXHIBIT 12.1


                                                                                 Seven Months
                                                 Years Ended December 31,           Ended         Years Ended May 31,
                                             -------------------------------     December 31,    ---------------------
                                               2003        2002       2001           2000          2000         1999
                                             --------    --------   --------     ------------    --------    ---------
EARNINGS:
Loss before income taxes                     $(22,804)   $(61,955)  $ 12,469       $ (8,974)     $(80,060)   $(155,240)
Fixed charges                                   4,214       4,295      8,377          3,384         5,958        1,015
                                             --------    --------   --------       --------      --------    ---------
TOTAL EARNINGS                               $(18,590)   $(57,660)  $ 20,846       $ (5,590)     $(74,102)   $(154,225)
                                             ========    ========   ========       ========      ========    =========
FIXED CHARGES:
Interest expense                             $  3,886    $  3,042   $    533       $    611      $    799    $     870
Amortization of debt issuance costs               201          82        162             16            27           27
Estimated interest portion of rent expense        127         191        164            100           199          118
Preferred stock dividend                           --         980      7,518          2,657         4,933           --
                                             --------    --------   --------       --------      --------    ---------
TOTAL FIXED CHARGES                          $  4,214    $  4,295   $  8,377       $  3,384      $  5,958    $   1,015
                                             ========    ========   ========       ========      ========    =========

Ratio of Earnings to Fixed Charges(1)              --          --        2.5             --            --          --


(1) For the years ended December 31, 2003 and 2002 and the seven months ended December 31, 2000, and the years ended May 31, 2000 and 1999 earnings were insufficient to cover fixed charges by approximately $22.8 million, $62.0 million, $9.0 million, $80.1 million and $155.2 million, respectively.